Exhibit 10.9

August 22, 2024 Mary Kay Bowman

Re:    Offer of Employment - BILL Operations, LLC
Dear Mary Kay:

I am very pleased to confirm our employment offer to you with BILL Operations, LLC (“BILL”) as Executive Vice President, Payments and Financial Services, reporting to René Lacerte. We understand your primary work location will be Seattle, Washington and that you will travel to our San Jose headquarters (and/or other offices and industry or customer events) as needed to be successful in your role. We have enjoyed getting to know you through our interview process, and I appreciate all the time you took to get to know our team and make sure it was a good fit. We are excited about having you join the BILL team. The terms of our offer and the benefits currently provided by BILL are as follows:

Starting Salary: Your starting base salary will be $450,000 per year (less applicable taxes and withholding). Salary reviews typically occur in the August/September timeframe, subject to the terms of the applicable program. To be eligible for a salary review, employees must have started employment by Dec 31st of the preceding calendar year. You will be paid on a bi-weekly basis in accordance with BILL’s standard payroll practices and calendar. You will be classified as an exempt employee and therefore will not be entitled to overtime pay for hours worked over forty (40) hours in a standard work week.

Corporate/Focal Bonus: Additionally, you will have the opportunity to receive a target annual performance bonus of 60% of base salary, paid annually on achievement of company and individual performance goals. Your individual performance goals will be finalized with your manager within 45 days of your hire date.

Duties and Company Policies, Practices, and Procedures: You will have such duties, responsibilities, and authorities as are assigned by BILL in its sole discretion, provided that, in the event the Company changes its business line organizational structure with the effect that your duties, responsibilities or authority are materially and permanently reduced and you no longer have P&L responsibility, the Company shall negotiate with you in good faith new compensation incentives in light of such change in structure, subject to any required approvals of the Compensation Committee of the Board of Directors. If you accept this offer, you will be expected to abide at all times with BILL’s policies, practices, and procedures including without limit the policies in BILL’s Employee Handbook which will be provided to you under separate cover. Pursuant to our policies, as a Company executive, you will be permitted to sit on third-party company boards of directors from time-to-time with the approval of your manager and subject to the approval of our Chief Legal Officer following a review of potential conflicts of interest with the Company, provided that you may sit on no more than two such Boards, and no more than one public company board, at any one time; membership on non-profit company boards may be separately considered.

Benefits: In addition, as a regular full-time employee, you will be eligible to participate in regular health insurance and other employee benefit plans established by BILL for its employees from time to time. BILL reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment and benefits.

Equity Grants:
(i)Restricted Stock Units (RSUs): Subject to the approval of the Compensation Committee of the Board of Directors, you will be granted $6,000,000 worth of restricted stock units to acquire Company common stock ("RSUs") under the Company's 2019 Equity Incentive Plan (the “Plan”). The number of RSUs to be granted will be determined by dividing $6,000,000 by the average of the closing prices of the Company’s common stock over the 30 trading days ending at close of trading on the day before the RSU grant date. The RSU grant date will be the 15th day of the month (or if the 15th day of the month falls on a weekend, the nearest business day) following the month of your employment start date. (For example, if your employment start date is May 10th, the RSU grant date will be on June 15th and the 30 trading day measurement period will end on June 14th). The RSUs will vest over 4 years, 25% of the total grant on the first anniversary of your Vesting Commencement Date, and the remainder, ratably, quarterly for the subsequent 3 years, provided you remain employed through each such vesting date, as set forth in the award agreement evidencing the RSUs. Your Vesting Commencement Date will be the first of the following dates to occur after your employment start date: February 28, May 28, August 28, or November 28. For example, if you start work on May 10th, your Vesting Commencement Date will be May 28th. Vested RSUs will settle, and shares (net of applicable withholding taxes) will be issued to you, after each vesting date in accordance with the policies of the Company and the terms and conditions of the Plan and the RSU agreement.

(ii)Performance-Based Restricted Stock Units - Financial (PSUs - Financial): Subject to the approval of the Compensation Committee of the Board of Directors, you will be granted performance-based restricted stock units ("Fiscal 2025 PSUs") under the Plan with a target award value of $2,500,000. The “target” number of shares subject to the Fiscal 2025 PSU grant (assuming target-level achievement of the applicable performance metrics) will be calculated on the date of grant (“Grant Date”) by the average of the closing prices of the Company’s common stock over the 30 trading days ending at close of trading on the day before the PSU grant date. Assuming achievement of the applicable performance metrics described below, the Fiscal 2025 PSUs will vest over three years, with 1/3rd to vest at the first quarterly vesting date following the Board’s certification of the Company’s FY25 performance and the remainder to vest, ratably, quarterly over the subsequent eight quarterly vesting dates, provided you remain in Service (as defined in the Plan) as set forth in the award agreement evidencing the Fiscal 2025 PSUs. The Fiscal 2025 PSUs will be subject to a Core Revenue target for fiscal year 2025 and a related non-GAAP operating income threshold, and other terms and conditions, in each case as set forth in the applicable award agreement. Vested Fiscal 2025 PSUs will settle, and shares (net of applicable withholding taxes) will be issued to you, after each vesting date in accordance with the policies of the Company and the terms and conditions of the Plan and the award agreement.

(iii)Performance-Based Restricted Stock Units - TSR (PSUs - TSR): Subject to the approval of the Compensation Committee of the Board of Directors, you will be granted performance-based restricted stock units ("Fiscal 2025 PSUs Relative TSR") under the Plan with a target award value of $1,500,000. The “target” number of shares subject to the Fiscal 2025 PSU grant (assuming target-level achievement of the applicable performance metrics) will be calculated on the date of grant (“Grant Date”) by the average of the closing prices of the Company’s common stock over the 30 trading days ending at close of trading on the day before the PSU grant date. The Fiscal 2025 relative TSR PSUs will be evaluated based on a 3-year relative total shareholder return calculation, as set forth in the applicable award agreement, and any earned shares are eligible to vest at the end of the three- year performance period, provided you remain in Service (as defined in the Plan. Vested PSUs will settle, and shares (net of applicable withholding taxes) will be issued to you, after the vesting date in accordance with the policies of the Company and the terms and conditions of the Plan and the award agreement.

Refresh Grant: Additionally, subject to your continued employment with the Company, and generally following the first anniversary of your start date, you are eligible to participate in the Company’s annual refresh grant cycle which generally occurs in September. Your target refresh equity award for September 2025 refresh cycle is expected to be USD $3,500,000 - USD $5,000,000. This award is expected to be comprised of RSUs, PSUs Financial and PSUs TSR, with the specific award design, mix, and grant date to be determined. The September 2025 Refresh Grant will be subject to the terms and conditions set forth in the applicable award agreement between the Employee and Company and the Plan. Eligibility to participate in future refresh grants is not guaranteed and subject to change.

At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of BILL, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written agreement signed by you and an authorized representative of BILL.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our People department.

Confidentiality. As an employee of BILL, you will have access to certain confidential information of BILL and you may, during the course of your employment, develop certain information or inventions that will be the property of BILL. To protect the interests of BILL, you will need to sign BILL's standard Employee Invention Assignment and Confidentiality Agreement (the “Employee Invention Assignment and Confidentiality Agreement”) as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. During the period that you render services to BILL, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of BILL. You will not assist any other person or organization in competing with BILL or in preparing to engage in competition with the business or proposed business of BILL.

No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, the Employee Invention Assignment and Confidentiality Agreement, any agreements concerning stock options granted under the Plan, and your commencement of employment with BILL will not violate any agreement currently in place between yourself and current or past employers.

Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving, employment or other background check, as may be applicable. This offer can be rescinded based upon data received in the verification.

Equal Employment Opportunity. BILL is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. BILL prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

Other Provisions. This letter, together with the Employee Invention Assignment and Confidentiality Agreement and any agreement governing the stock option described above sets forth the entire agreement between you and BILL with respect to your employment by BILL and cancels and supersedes any other oral or written agreement, discussion or understanding between you and BILL with respect to the subject matter hereof. This letter can only be modified in a written agreement signed by both you and BILL. This letter shall be governed by the laws of the State of California without regard to conflict of laws provisions thereof and may be amended only in a writing signed by you and an authorized officer of BILL.

Acceptance. This offer will remain open until August 24, 2024. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Unless mutually agreed otherwise in writing, this offer will be rescinded if you do not start your employment with BILL on August 28, 2024. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter and the attached documents, if any.

We look forward to the opportunity to welcome you to BILL.

/s/ René Lacerte
________________________

René Lacerte

CEO
I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Mary Kay Bowman
_________________________

Mary Kay Bowman